Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Capitol Series Trust:

We consent to the use of our report dated October 28, 2014, with respect to the financial statements of the Meritage Growth Equity Fund, Meritage Value Equity Fund and Meritage Yield-Focus Equity Fund, collectively the Meritage Portfolio Management Funds (the Funds) as of August 31, 2014, incorporated by reference herein, and to the reference to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

December 23, 2014